Exhibit 12(f)

EXHIBIT A

CLASS R SHARES

Name of Fund	Service/Account Maintenance Fee	Distribution Fee
BlackRock Advantage Global Fund, Inc.	0.25%	0.25%
BlackRock Advantage U.S. Total Market Fund, Inc.	0.25%	0.25%
BlackRock Asian Dragon Fund, Inc.	0.25%	0.25%
BlackRock Balanced Capital Fund, Inc.	0.25%	0.25%
BlackRock Basic Value Fund, Inc.	0.25%	0.25%
BlackRock Bond Fund. Inc.
BlackRock Total Return Fund	0.25%	0.25%
BlackRock Capital Appreciation Fund, Inc.	0.25%	0.25%
BlackRock Equity Dividend Fund	0.25%	0.25%
BlackRock EuroFund	0.25%	0.25%
BlackRock Global Allocation Fund, Inc.	0.25%	0.25%
BlackRock Large Cap Series Funds, Inc.
BlackRock Advantage Large Cap Core Fund	0.25%	0.25%
BlackRock Advantage Large Cap Value Fund	0.25%	0.25%
BlackRock Long-Horizon Equity Fund	0.25%	0.25%
BlackRock Mid Cap Dividend Series, Inc.
BlackRock Mid Cap Dividend Fund	0.25%	0.25%
BlackRock Series, Inc.
BlackRock International Fund	0.25%	0.25%

Agreed to and accepted as of March 20, 2020.

EACH INVESTMENT COMPANY LISTED ABOVE ON BEHALF OF ITSELF AND ON BEHALF OF ITS FUNDS LISTED ABOVE

By:	/s/ John Perlowski
	Name:	John Perlowski
	Title:	President and Chief Executive Officer